October 5, 2005



Mr. John G. Taylor
Chief Financial Officer
Teck Cominco Limited
Suite 600 - 200 Burrard Street
Vancouver, B.C.  V6C 3L9 Canada


	Re:	Teck Cominco Limited
		Forms 40-F and 40-F/A1 for Fiscal Year Ended December
31,
2004
Filed March 31, 2005 and April 1, 2005
      Response Letters Dated August 29, 2005 and September 13,
2005
      File No. 1-13184


Dear Mr. Taylor:

      We have completed our review of your Form 40-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Jill S. Davis
								Branch Chief

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